POWER OF ATTORNEY 1. Designation of Attomeys-in-Fact. The undersigned, hereby designates each of Todd N. Gilman, Jim E. Damton, and Camilla R. Brocker, individuals with full power of substitution, as my attorney-in-fact to act for me and in my name, place and stead, and on my behalf in connection with the matters set forth in Item 2 below. 2. Powers of Attorney-in-Fact. Each attorney-in-fact, as fiduciary, shall have the authority to sign all such U.S. Securities and Exchange Commission ("SEC") reports, forms and other filings, specifically including but not limited to Forms 3, 4, 5 and 144, as such attorney-in-fact deems necessary or desirable in connection with the satisfaction of my reporting obligations under the rules and regulations of the SEC. 3. Effectiveness. This Power of Attorney shall become effective upon execution and is not affected by subsequent disability of incapacity of the principal. 4. Duration. This PowerofAttorney shallremainin effect until revoked by me and shall not be affected by disability of the principal. 5. Applicable Law. The undersigned's domicile is in the state of Texas and thus Texas law shall apply to this Power of Attorney. 6. Revocation. This Power of Attorney may be revoked in writing at any time by my giving written notice to the attorney-in-fact. If this Power of Attorney has been recorded, the written notice of revocation shall also e recorded, Date: 2020. Brannon Lacey STATE OF ) COUNTY OF SIGNED OR ATTESTED before me on 2020, by Brannon Lacey. blic Ty ed name ofNotary Public RUBEN INFANTE,JR NotaryID # 123962168 Residing at: Expires August 20, 2021 My commission expires: